UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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GAINSCO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAINSCO, INC.

3333 Lee Parkway, Suite 1200
Dallas, Texas 75219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2007

TO THE SHAREHOLDERS:

The annual meeting of the shareholders of GAINSCO, INC. (the “Company”) will be held on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, on May 10, 2007, at 9:00 a.m. (Dallas Time) for the following purposes:

1.                                       To elect a Board of Directors consisting of eight persons; and

2.                                       To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only shareholders of record as of the close of business on April 5, 2007 will be entitled to notice of or to vote at this meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2006 is being mailed concurrently with the mailing of this proxy statement.

We encourage you to vote. Whether or not you expect to attend the meeting, please either complete, date and sign the enclosed Proxy and mail it promptly or vote your shares by using the Internet or by telephone in accordance with the instructions contained on the enclosed form of Proxy to assure that your shares are represented at the meeting. A return envelope (which is postage pre-paid if mailed in the United States) is provided. Even if you have given your Proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a Proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN S. DANIELS,
Secretary

Dallas, Texas
April 18, 2007

GAINSCO, INC.

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

to Be Held on May 10, 2007

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of GAINSCO, INC., a Texas corporation (the “Company”), for use in connection with the annual meeting of the shareholders of the Company (the “Meeting”) to be held on the 1st  Floor, 3333 Lee Parkway, Dallas, Texas 75219, on May 10, 2007, at 9:00 a.m. (Dallas Time), and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy were first mailed to security holders on or about April 18, 2007.

The solicitation of proxies is being made and paid for by the Company. In addition to soliciting proxies by use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is also contemplated that, for a fee of approximately $5,000 plus certain expenses, additional solicitation will be made by personal interview, telephone or other appropriate means under direction of Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made in the proxy, then the shares will be voted in favor of the recommendations of the Board. A proxy may be revoked by a shareholder at any time prior to the actual exercise thereof by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by attending the Meeting and voting in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

RECORD DATE AND VOTING SECURITIES

Only holders of record as of the close of business on April 5, 2007 (the “Record Date”) of shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) will be entitled to vote on matters presented at the Meeting.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to come before the Meeting.

On the Record Date there were outstanding 24,913,645 shares of Common Stock, constituting all of the outstanding shares entitled to vote at the meeting. A majority of the shares of Common Stock outstanding on the Record Date constitutes a quorum. Cumulative voting is not permitted.

All shares of Common Stock represented at the Meeting in person or by proxy are counted in determining the presence of a quorum. Directors are elected by plurality vote and, therefore, the eight nominees receiving the highest number of affirmative votes shall be elected as directors, if a quorum is present. Abstentions and broker non-votes will not be counted or entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock beneficially owned (as defined by the rules of the SEC) by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the other Named Executives (defined under “EXECUTIVE COMPENSATION – Summary Compensation Table”) for the year ended December 31, 2006, and (iv) all of the directors and executive officers of the Company as a group. Except as otherwise indicated in footnotes to the table, the address for all of the persons listed is 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219.

Amount and Nature of Beneficial Ownership				(1)

Name of Beneficial Owner	Number of Shares	(2)	Percent of Common Stock	(3)

Goff Moore Strategic Partners, L.P. (“GMSP”) and John C. Goff (4)	8,633,840	(5)	34.1%

Robert W. Stallings	5,607,749	(6)	22.5%

James R. Reis	2,816,275	(7)	11.3%

Glenn W. Anderson	446,797	(8)	1.8%

Joel C. Puckett	176,785	(9)	*

Sam Rosen	73,283	(9)(10)	*

Daniel J. Coots	46,835	(9)(11)	*

Richard M. Buxton	31,595	(9)(11)	*

John H. Williams	19,009	(9)	*

Robert J. Boulware	12,724		*

Harden H. Wiedemann	9,396	(9)	*

Directors and executive officers as a group (12 persons)	17,894,949	(12)	70.4%

* Less than 1%

(1)                                 On the Record Date, there were 24,913,645 shares of Common Stock outstanding.

(2)                                 To the best of the Company’s knowledge, each person named has sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days, including (x) through the exercise of any option or warrant or (y) through the conversion of another security.

(3)                                 Calculated as of a particular date by dividing the number of shares beneficially owned by such person by the number of shares of Common Stock outstanding plus the number of shares as to which the person has the right to acquire voting or investment power (or both) within 60 days.

(4)                                  Mr. Goff may be deemed the beneficial owner of the shares of Common Stock beneficially owned by GMSP because he is a Managing Principal of the managing general partner of GMSP. He is the owner of

82.3% of the limited partner interests in the limited partnership that is the managing general partner of GMSP and 50% of the membership interests in the limited liability company which is its general partner, and is a designee of GMSP on the Board. The address of GMSP is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

(5)                                  Includes (i) 10,500 shares of Common Stock that Mr. Goff has the right to acquire upon exercise of options granted pursuant to the 1995 Stock Option Plan (the “1995 Plan “), and (ii) 387,500 shares of Common Stock issuable to GMSP upon exercise of a warrant. The Company has been informed that 8,225,249 of the shares beneficially owned by GMSP are pledged as security for a loan.

(6)                                  Mr. Stallings is the executive Chairman of the Board. The Company has been informed that 4,860,060 of the shares beneficially owned by Mr. Stallings are pledged as security for a loan.

(7)                                  Mr. Reis is Executive Vice President of the Company. The Company has been informed that 2,670,555 of the shares beneficially owned by Mr. Reis are pledged as security for a loan.

(8)                                  Includes (i) 57,500 shares of Common Stock that Mr. Anderson has the right to acquire upon exercise of options granted pursuant to the 1998 Long Term Incentive Plan (the “1998 Plan”), (ii) 150,000 shares of Common Stock issued to Mr. Anderson in January, 2005, 100,000 of which were initially restricted shares. Of those 100,000 shares, 60,000 remained restricted shares as of the Record Date. The restricted shares cease to be subject to forfeiture conditions as to 20,000 shares on each anniversary of the grant date, and (iii) 33,933 shares issuable after vesting in April, 2007 of restricted stock units granted pursuant to the 2005 Long-Term Incentive Compensation Plan (the “2005 Plan”), which shares had not been issued as of the Record Date.

(9)                                  Includes the following numbers of shares that the designated individuals have the right to acquire upon exercise of options granted pursuant to the 1998 Plan: Mr. Puckett – 2,100; Mr. Rosen – 2,100; Mr. Buxton – 4,750; Mr. Wiedemann – 2,100; Mr. Williams – 2,100; and Mr. Coots – 3,750.

(10)                            Includes 1,289 shares owned by Mr. Rosen’s wife as to which Mr. Rosen disclaims beneficial ownership. The Company has been informed that 49,206 of the shares beneficially owned by Mr. Rosen are pledged as security for a loan.

(11)                            Includes the following numbers of shares issuable after vesting in April, 2007 of restricted stock units granted pursuant to the 2005 Plan: Mr. Buxton – 6,107 shares; and Mr. Coots – 6,107 shares, which shares had not been issued as of the Record Date.

(12)                         The group consists of the persons identified in the table and the executive officers identified under “Executive Officers of the Registrant.” Includes (i) 84,900 shares that may be acquired upon exercise of options, (ii) 387,500 shares that may be acquired upon exercise of a warrant, and (iii) 49,540 shares issuable after vesting in April, 2007 of restricted stock units granted pursuant to the 2005 Plan, which shares had not been issued as of the Record Date.

ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Applicable corporate law and the Bylaws of the Company provide that the business and affairs of the Company shall be managed by the Board of Directors. The Board currently consists of eight directors until changed by resolution adopted by the Board.

Independent Directors

The Company’s Common Stock is listed and traded on the American Stock Exchange (the “AMEX”) and, although it is not listed or traded on the New York Stock Exchange (the “NYSE”), the Company was contractually obligated through January 21, 2007, to comply with certain requirements of the NYSE, including those pertaining to corporate governance and set forth in AMEX Rule 121A and NYSE Rules 303A.01-303A.10. Pursuant to AMEX Rule 121A and such NYSE Rules, a majority of the directors must be “independent” as that term is defined in such rules, and the Board must affirmatively determine that each director deemed to be “independent” does not have a material relationship with the Company that would interfere with the exercise of independent judgment. In accordance with that requirement, the Board has determined that Messrs. Boulware, Puckett, Rosen, Wiedemann and Williams are “independent” under Rule 303A.2. In making that determination, the Board considered the requirements and limitations adopted by the AMEX and the NYSE in their respective rules. In most cases, the directors deemed to be independent did not have any transaction, relationship or arrangement with the Company other than their positions as directors. Mr. Rosen served as the Secretary of the Company until March 2, 2005 and that position resulted in a different analysis of independence than was used with the other directors. However, Mr. Rosen was not an employee of the Company, and the Board concluded that Mr. Rosen’s holding the office of Secretary and performing the duties associated with that office did not affect his status as an independent director or interfere with his exercise of independent judgment.

Organization of the Board; Meetings

Audit Committee. The Audit Committee’s functions are set forth in the Audit Committee Charter, which the Board adopted on May 19, 2003 and amended on February 28, 2006, and they are summarized below under “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Report of the Audit Committee.” The Audit Committee currently consists of Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams, all of whom have been determined by the Board to be independent. The Audit Committee had seven meetings during 2006. A copy of the charter of the Audit Committee is available on the Company’s web site at www.gainsco.com. Additional information regarding the role of the Audit Committee with respect to the Company’s financial statements and its relationship with the independent registered public accounting firm that audits those statements is set forth under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Report of the Audit Committee.”

Compensation Committee. The Compensation Committee establishes the compensation of executive officers of the Company and administers incentive compensation plans which provide benefits to executive officers. The Compensation Committee prepares recommendations to the Board on the adoption of incentive plans and awards incentive compensation. The Compensation Committee currently consists of John H. Williams, Chairman, Robert J. Boulware and Sam Rosen, all of whom have been determined by the Board to be independent. The Compensation Committee had three meetings during 2006. A copy of the charter of the Compensation Committee is available on the Company’s web site at www.gainsco.com. Additional information regarding the role of the Compensation Committee is set forth under the captions “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION – Role of the Compensation Committee” and “- Compensation Committee Report.”

Corporate Governance Committee. The Corporate Governance Committee is responsible for recommending to the Board individuals to serve as directors (see “Nomination Procedures” below). In addition, the Corporate Governance Committee (i) has the responsibility to review, approve or disapprove, or impose any conditions on, any transaction or group or series of transactions involving the Company and any related party, and (ii) during intervals between meetings of the Board, has the authority to exercise all of the powers of the full Board over all matters other than certain extraordinary corporate matters and those matters coming specifically within the purview of other committees of the Board. The Corporate Governance Committee is composed of Joel C. Puckett, Chairman, Robert J. Boulware and John H. Williams, all of whom have been determined by the Board to be independent. The Corporate Governance Committee was established in 2005 and held two meetings in 2006. A copy of the charter of the Corporate Governance Committee is available on the Company’s web site at www.gainsco.com. Additional information regarding the role of the Corporate Governance Committee is set forth under the captions “Nominations for Election of Directors” and “Nomination Procedures.”

401(k) Plan Investment Committee. The 401(k) Plan Investment Committee’s functions include overseeing and administering the affairs of the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan Investment Committee is composed of Glenn W. Anderson, Chairman, and Daniel J. Coots, who serves as an advisory member. The 401(k) Plan Investment Committee had one meeting in 2006.

Full Board of Directors. During 2006, there were a total of seven meetings of the Board. During 2006, all of the Company’s directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, excluding for this calculation one special meeting of the Board which Mr. Goff did not attend, at which transactions in which GMSP was an interested party was considered, and (ii) the total number of meetings held by all committees of the Board on which they served.

The Board and the Audit Committee each hold regularly scheduled executive sessions. In the case of Board meetings, separate executive sessions are held with all of the directors present, with only the non-employee directors present, and with only the independent directors present. In the case of the Audit Committee, the members (all of whom are independent) meet in executive session with the independent registered public accounting firm that reviews and audits the Company’s financial statements (see “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”) and separately with only the members of the committee, Company counsel and any other independent directors who desire to participate present. The Compensation Committee and the Corporate Governance Committee meet in executive session whenever appropriate.

Nominations for Election of Directors

The Board has empowered the Corporate Governance Committee to develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company, including consideration of the performance of incumbent directors in determining whether to nominate them for reelection, as well as the tenure policy of the Board with regard to directors. The Corporate Governance Committee is directed to make appropriate recommendations to the Board with respect to individuals to be included among management’s nominees, and, as appropriate, to the shareholders of the Company with respect to the election of directors. It has not adopted specific minimum qualifications or identified specific qualities or skills that are necessary for any nominee to possess. The Corporate Governance Committee would consider nominees proposed by shareholders, but it has not specified any guidelines or policies for such consideration or adopted minimum qualifications or other specific criteria that a nominee would be required to meet in order to be considered. The Corporate Governance Committee would apply the same general criteria in evaluating potential nominees whether they are proposed by shareholders or otherwise identified for consideration.

Nomination Procedures

Section 2.13 of the Company’s Bylaws provides that only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of shareholders by or at the direction of the Board, by the Corporate Governance Committee or any person appointed by the Board or by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 2.13 of the Bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company (3333 Lee Parkway, Suite 1200, Dallas, Texas 75219) not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, to be timely notice by the shareholder must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the meeting was mailed or such pubic disclosure was made. Such shareholder’s notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in Section 2.13 of the Bylaws.

Contractual Rights to Board Nominations

Two of the Company’s eight directors serve pursuant to contractual arrangements:  John C. Goff and Robert W. Stallings. Each of them is nominated pursuant to agreements entered into by the Company in connection with the recapitalization of the Company that was consummated on January 21, 2005 (the “Recapitalization”).

Shareholder Communications

The management of the Company and the Board welcome communications from the Company’s shareholders. While the Board has not formally adopted a process for shareholders to communicate with the Board, shareholders who wish to communicate with the Board, or one or more specified directors, may send an appropriately addressed letter to the Chairman of the Board of the Company, at 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” All such letters should identify the author as a security holder, and, if the author desires for the communication to be forwarded to the entire Board or one or more specified directors, the author should so request, in which case the Chairman will arrange for it to be so forwarded unless the communication is irrelevant or improper.

Codes of Conduct

The Board has adopted two codes of conduct which are applicable to employees of the Company. One of these, the Code of Ethics for Sarbanes - Oxley Section 406 Officers (the “Code of Ethics”), is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. In addition, the Board adopted a separate Code of Business Conduct for all employees, which is also applicable to officers covered by the Code of Ethics.

These codes of conduct are intended to assure that employees of the Company observe high standards of ethics and integrity in the conduct of the Company’s business and in dealings with the Company. Copies of each code of conduct are available on the Company’s web site (www.gainsco.com).

Attendance at Annual Meetings of Shareholders

Although the Company has no policy with respect to director attendance at annual meetings of shareholders, in 2006 all eight members of the Board attended the annual meeting of shareholders. Typically, the Board holds a regular quarterly meeting immediately after the annual meeting of shareholders.

Nominees

The Corporate Governance Committee discussed its members’ views regarding the overall performance of the Board and the performance of individual members of the Board, and the Chairman of that committee also solicited the views of the Executive Chairman regarding nominees. After due consideration, the Corporate Governance Committee voted to recommend that the current directors be nominated for re-election. Based on that recommendation, the Board has nominated the eight candidates identified in the following table for election as directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. The ages shown in the table for each nominee are as of the Record Date. Each nominee is currently serving as a director and is currently serving on the Board committees indicated below.

Name	Age	Director Since

Glenn W. Anderson (3)	54	1998

Mr. Anderson has served as President and Chief Executive Officer of the Company since April, 1998. Prior to joining the Company, Mr. Anderson served as Executive Vice President of USF&G Corporation and as President of the Commercial Insurance Group of United States Fidelity & Guaranty Company, positions which he held since 1996. From 1995 to 1996 he served as Executive Vice President, Commercial Lines of that company. Mr. Anderson served from 1993 to 1995 as Senior Vice President, Commercial Lines Middle Market, for USF&G Corporation. Mr. Anderson has been engaged in the property and casualty business since 1975.

Robert J. Boulware (2)(4)	50	2005

Mr. Boulware, now retired, was President and Chief Executive Officer of ING Funds Distributor, LLC, a wholly owned subsidiary of ING Groep, N.V. engaged in the distribution of mutual funds through intermediary and affiliate channels, with which he was an executive officer from 1992 to 2006. Mr. Boulware specialized in wholesale distribution in financial services for 25 years. Mr. Boulware is a director of Norwood Promotional Products, Inc., a leading supplier of promotional items in the U.S.

Name	Age	Director Since

John C. Goff	51	1997

Mr. Goff is Chief Executive Officer and Vice Chairman of the Board of Trust Managers of Crescent Real Estate Equities Co. (NYSE - CEI) (“CEI”), Sole Director and Chief Executive Officer of Crescent Real Estate Equities Ltd., the general partner of Crescent Real Estate Equities, L.P. (“CREELP”) and Managing Principal of GMSP. Crescent Operating, Inc., an entity spun off by CEI and CREELP to their respective stockholders and limited partners and of which Mr. Goff had been President and Chief Executive Officer until he resigned in 2002, filed a stockholder approved pre-packaged Chapter 11 bankruptcy reorganization plan in 2003.

Joel C. Puckett (1)(4)	63	1979

Mr. Puckett was elected non-executive Vice Chairman of the Board in 2001. Prior to that time, Mr. Puckett had served as non-executive Chairman of the Board since 1998. Mr. Puckett is a certified public accountant located in Minneapolis, Minnesota. Mr. Puckett has been engaged in the private practice of accounting since 1973.

Sam Rosen (2)	71	1983

Mr. Rosen served as the Secretary of the Company from 1983 until March, 2005. Mr. Rosen is a senior partner with the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. He has been a partner in that firm or its predecessor since 1966. Mr. Rosen is a director of AZZ incorporated (NYSE - AZZ).

Robert W. Stallings	57	2001

Mr. Stallings has been Executive Chairman of the Board since January 21, 2005. He previously served as non-executive Chairman of the Board from 2001 until January 21, 2005, non-executive Vice Chairman of the Board from March until September, 2001, and as a consultant to a subsidiary of the Company from 2001 until January 21, 2005. Mr. Stallings currently serves as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry. In addition, he is a trust manager of CEI and a director of Texas Capital Bancshares, Inc. He is the retired Chairman and a founder of ING Pilgrim Capital Corporation, a $20 billion asset management company which was acquired by ING Groep, N.V. in 2000 and with which he had been associated from 1991.

Harden H. Wiedemann (1)	54	1989

Mr. Wiedemann has been a consultant in health care and insurance matters since 2004. In 2004 he was Senior Vice-President and Chief Operating Officer of the Lockton-Dunning Benefits Company, an executive benefits firm in Dallas, Texas, primarily servicing large corporate life and health insurance plans. From May to November 2003, Mr. Wiedemann was Vice-President-Healthcare of Seisint, Inc., a company in Boca Raton, Florida engaged in the intelligence technologies business. Immediately prior to such time he had been a consultant to numerous companies in the Dallas, Texas area since January 2001. Prior to that time, Mr. Wiedemann was Chairman and Chief Executive Officer of Assurance Medical, Incorporated, a company providing independent oversight of drug testing, with which he had been associated since 1991.

Name	Age	Director Since

John H. Williams (1)(2)(4)	73	1990

Mr. Williams served until his retirement in 1999 as a Senior Vice President, Investments with Wachovia Corporation and had been a principal of that firm or its predecessors since 1987. Prior to that time, Mr. Williams was associated with Thomson McKinnon Securities, Inc. and its predecessors from 1967. Mr. Williams is currently managing his personal investments, and is a director of Clear Channel Communications, Inc. (NYSE - CCU).

(1)           Member of the Audit Committee.
(2)           Member of the Compensation Committee.
(3)           Member of the 401(k) Plan Investment Committee.
(4)           Member of the Corporate Governance Committee.

All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated one or more of the nominees is not available for election, the proxy holders named in the enclosed proxy form intend to vote for such other person or persons as the Board may nominate. No family relationship exists among the directors, executive officers or nominees.

Executive Officers

Information concerning the executive officers of the Company as of the Record Date is set forth below:

Name	Age	Position with the Company

Robert W. Stallings	57	Chairman of the Board
Glenn W. Anderson	54	President, Chief Executive Officer and Director
James R. Reis	49	Executive Vice President
Richard M. Buxton	58	Senior Vice President, Corporate Affairs
Daniel J. Coots	55	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
John S. Daniels	58	General Counsel and Secretary

Robert W. Stallings has served as executive Chairman of the Board since January 21, 2005.  Mr. Stallings’ background appears above under “Nominees.”

Glenn W. Anderson has served as President, Chief Executive Officer and Director of the Company since April 1998.  Mr. Anderson’s background appears above under “Nominees.”

Mr. Reis has served as Executive Vice President with responsibility for risk management since January 21, 2005.  Since 2001 Mr. Reis has performed merchant banking and management consulting services through First Western Capital, LLC, of which he is the founder, Managing Director and owner, and through which he provided consulting services to a subsidiary of the Company from 2003 to January 21, 2005.  Mr. Reis is the retired Vice-Chairman and co-founder of ING Pilgrim Capital Corporation, an asset management company that managed mutual funds and for which he served from 1989 to 2000 when it was acquired by ING Groep, N.V. Mr. Reis served as Managing Director of Pilgrim’s Structured Transactions and Senior Loan Funds.

Richard M. Buxton has served as Vice President of the Company since 1996.  In 1999, Mr. Buxton was promoted to Senior Vice President.

Daniel J. Coots has served as Vice President, Chief Financial Officer and Chief Accounting Officer of the Company since 1987.  In 1991 Mr. Coots was promoted to Senior Vice President.  Mr. Coots has been engaged in the property and casualty insurance business since 1983.

John S. Daniels has served as General Counsel and Secretary since March, 2005.  Mr. Daniels has been engaged in the private practice of law in Dallas, Texas since 1984.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The primary goal of the Company’s principles for compensating the Named Executive Officers (who are identified in the Summary Compensation Table which appears immediately following this discussion) is to attract and retain senior executives with the experience, talent and motivation needed to contribute to the long-term performance of the Company, and thereby to benefit shareholders. In order to achieve this goal, the compensation system applicable to Named Executives Officers contains significant components linked to the achievement of the Company’s financial and operating goals.

The nature and structure of the compensation of the Named Executive Officers is heavily influenced by the recent history of the Company, primarily the recapitalization of the Company which was completed in 2005 (the “Recapitalization”). Following the Recapitalization, the Company engaged in fundamental repositioning of its operations and put in place new initiatives for long-term growth and geographic diversification of the Company’s only current line of business, nonstandard personal auto insurance. The Recapitalization resulted in approximately 70% of the outstanding Common Stock being beneficially owned by the executive officers and directors (including approximately 34% owned by GMSP, of which John C. Goff, a director, is the chief executive officer and partial owner). The Company believes that the role of our senior executives and directors as substantial owners of Common Stock contributes significantly to the existence of compensation policies that are consistent with the interests of all of the shareholders.

As fundamental components of the Recapitalization, Robert W. Stallings, Executive Chairman, and James R. Reis, Executive Vice President, invested significant personal funds in Common Stock and became executive officers of the Company, and Glenn W. Anderson, the President and Chief Executive Officer, entered into a revised employment arrangement with the Company. All of the components of the Recapitalization, including these employment arrangements, were approved by the Compensation Committee of the Board of Directors (referred to in this section of the Proxy Statement as the “Committee”) and by shareholders, including a majority of the Company’s shareholders who did not have an interest in the transactions.

Equally important in establishing the framework for the executive compensation system now in existence was the establishment of the GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan (the “2005 Plan”) and the awarding in 2005 of five-year performance-based grants of restricted stock units to 12 key executives of the Company (including Messrs. Anderson, Buxton and Coots). This Plan was developed and approved by the Committee and subsequently approved by shareholders at the 2005 Annual Meeting of Shareholders.

At the time of adoption of the 2005 Plan, the Committee awarded restricted stock units with the potential to result in the issuance of up to 1,210,935 shares of Common Stock to 12 executives over a five year vesting period. Messrs. Stallings and Reis are not participants in the 2005 Plan, although they are within the class of executives eligible for awards.

All of the awards of restricted stock units made in 2005 were performance-based, with performance criteria selected by the Committee from a list of such criteria approved by the shareholders in conjunction with approval of the 2005 Plan. These awards provide for potential vesting of Common Stock based on the achievement of the Company’s objectives of increasing premium growth and earnings, with equal weighting of each factor. Consistent with the focus of the 2005 Plan on long term goals, awards that are not earned in one year because of failure to achieve a relevant performance goal remain eligible for vesting during the remainder of the five-year term of the awards. All unearned awards expire at the end of the five-year period. Because of the fact that the awards were designed to establish incentives for the full five years during which vesting can occur, the Committee did not make any additional awards in 2006 to Named Executive Officers pursuant to the 2005 Plan.

The Committee is empowered in the 2005 Plan to seek to recover from a grantee any award or portion of an award that is made based on the determination of the achievement of a performance goal as a result of false or misleading data.

Because of the decisions made in 2005 as described above, most elements of the compensation of the Named Executive Officers earned in 2006 were already fixed prior to the beginning of the year and were not the subject of additional action by the Committee in 2006.

Structure of Compensation

The amounts and categories of compensation earned by each of the Named Executive Officers are set forth in the Summary Compensation Table. The elements of the Named Executive Officers compensation and the providing of certain perquisites to Named Executive Officers have been chosen as consistent with business compensation programs intended to attract and retain executives with the ability to contribute to and be rewarded by long-term enterprise success, which is in alignment with the interests of shareholders.

Employment arrangements with Messrs. Stallings, Anderson and Reis are structured so that a substantial portion of their potential compensation is realizable only upon the Company’s achievement of earnings before interest and taxes. In that regard,

•                                          Messrs. Stallings and Reis are subject to employment agreements in which the principal elements of compensation are salary (in the amounts shown in the Summary Compensation Table) and contractual bonuses calculated as percentages (5% and 2 ½%, respectively) of the Company’s annual earnings before interest and taxes, as defined in the agreements;

•                                          The employment agreement of Mr. Anderson was initially entered into in 1998 and was negotiated and approved by the Compensation Committee as then constituted. Changes to Mr. Anderson’s compensation made in 2005 reflect (i) increased emphasis on incentives tied to financial and operational performance and (ii) the importance of his leadership as the Company began its complete transformation into a growing and geographically diversified competitor in the personal nonstandard auto insurance market. The principal elements of Mr. Anderson’s compensation, including changes adopted as part of the Recapitalization and awards under the 2005 Plan, reflect the following:

•                                          no change in base salary since 1998;

•                                          the opportunity to earn a contractual bonus equal to 2% of the Company’s annual earnings before interest and taxes, as defined in the agreement;

•                                          a grant of 100,000 shares of restricted stock at the time of the Recapitalization, with vesting in equal amounts over the five years ending in 2010. This provided an equity award opportunity which would add to Mr. Anderson’s existing equity ownership in the Company with each year that he remained an employee, and thus is consistent with the goals of retaining and motivating senior executives and further aligning their interests with those of other shareholders; and

•                                          a grant of restricted stock units pursuant to the 2005 Plan, offering Mr. Anderson the opportunity for substantial additional equity ownership over a five year period, contingent on the Company’s success in achieving and surpassing pre-defined targets for premium growth and profitability, which are measures commonly used in the valuation of property and casualty insurance companies.

The compensation of the other Named Executive Officers includes a base salary component which was increased approximately 3% in 2006 and a discretionary cash bonus.  Their salaries had not been adjusted since 2001. The cash bonus component of each executive’s compensation was between 14% and 16% of salary in 2006 and had been in the range of 19% to 22% of salary in the previous three years.

Grants of restricted stock units in November 2005 to Messrs. Coots and Buxton offered each an opportunity for a significant equity award over a five year period based on the Company’s success in achieving and surpassing pre-defined targets for premium growth and profitability which, as noted above, are commonly used in the valuation of property and casualty insurance companies.

The perquisites available to the Named Executive Officers have not changed during the past three years and are intended generally to provide the types of perquisites that are available to senior executives in companies of similar size. Information regarding such perquisites appears in the Summary Compensation Table and footnote 4 thereto.

2006 Compensation

The Committee is responsible for determining the compensation of the Named Executive Officers. As part of the Recapitalization, the Committee negotiated the compensation arrangements of Messrs. Stallings, Anderson and Reis, which are based on multi-year employment agreements in which the principal elements of compensation are salary and contractual bonuses, calculated based upon percentages of the Company’s earnings before interest and taxes. In 2006 the Committee did not make any award to Messrs. Stallings, Anderson or Reis, although it did review and confirm the calculation of the contractual bonuses after the completion of the audit of the Company’s financial statements for 2006 (which amounts were paid in April, 2007).

The compensation of Messrs. Coots and Buxton in 2006 included salary, eligibility for a discretionary bonus, benefits pursuant to plans maintained by the Company for employees generally, and eligibility for certain perquisites identified in footnote 4 to the Summary Compensation Table. In considering the appropriate level of their 2006 salaries and bonuses, the Committee took into account numerous factors, including their historical compensation at the Company, the scope of their responsibilities in leading and overseeing significant aspects of the Company’s growing operations, the compensation of other executives of the Company, and the Company’s financial and operational performance in 2006. The Committee does not “benchmark” their compensation by reference to the compensation paid by other companies.

Vesting of Awards for 2006

Of the Named Executive Officers, Messrs. Anderson, Buxton and Coots earned 2006 compensation in the form of vesting of previously awarded equity interests. In the case of Mr. Anderson, this included the vesting of (i) an additional 20,000 shares of Common Stock on the second anniversary of the Recapitalization, pursuant to the terms of a Restricted Stock Agreement entered into as part of the Recapitalization granting 100,000 shares of restricted stock scheduled to vest in equal amounts over five years, and (ii) 33,933 shares of Common Stock accrued at December 31, 2006 pursuant to partial achievement in 2006 of performance goals applicable to the grant of restricted stock units pursuant to the 2005 Plan. Messrs. Buxton and Coots each earned 6,107 shares of Common Stock pursuant to the 2005 Plan, also based on partial achievement of applicable 2006 performance goals. Restricted stock units which did not vest because a performance goal was not achieved or not fully achieved remain eligible for future vesting during the remainder of the five-year period of the awards, as described above.

The vesting referred to in the preceding paragraph is reflected in the column of the Summary Compensation Table titled “Stock Awards,” with the values determined by the closing market price of Common Stock (6.52 per share) on the original grant date, November 15, 2005.

The Committee took the following actions after completion of the audit of the Company’s financial statements for 2006: (i) it reviewed the amounts of contractual bonuses of Messrs. Stallings, Anderson and Reis earned in 2006 (paid in April, 2007); (ii) after the members reviewed the calculations of vesting for restricted stock units and satisfied themselves regarding the basis therefor, the Committee certified the numbers of shares vested based on 2006 performance; and (iii) it approved the 2006 discretionary bonuses payable to Messrs. Buxton and Coots.

Messrs. Stallings and Reis do not participate in the 2005 Plan, nor have they received any other awards of equity securities, so their compensation as reported in the Summary Compensation Table does not include any compensation related to Stock Awards.

Accounting and Tax Considerations

The Committee takes into account the accounting and tax treatment of each element of compensation awarded to Named Executive Officers.

The Company accounts for stock-based payments pursuant to the 2005 Plan in accordance with the requirements of FASB Statement 123(R).

Awards under the 2005 Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is necessary to preserve the Company’s deduction with respect to annual compensation that otherwise may be subject to the deduction limitation of Section 162(m). Deferral provisions of the 2005 Plan that apply to restricted stock units are intended to comply with the election, anti-acceleration and distribution provisions of Section 409A of the Code which provides for inclusion in gross income, penalties and interest with respect to amounts deferred under nonqualified deferred compensation plans that do not comply with those requirements.

The Company believes that compensation paid under management compensation arrangements is generally deductible for federal income tax purposes. In that regard, the Company believes that the contractual bonuses to Messrs. Stallings, Anderson and Reis should be excepted from the Section 162(m) limitations based on the fact that such compensation was approved by the Company’s shareholders.

EXECUTIVE COMPENSATION

This Proxy Statement does not include certain tables prescribed by the Securities and Exchange Commission with respect to forms of compensation not paid by the Company in 2006 (Grants of Plan-Based Awards to Named Executive Officers, Pension Benefits, and Non-Qualified Deferred Compensation) and omits from some included tables certain columns with respect to which no compensation was earned or paid in 2006.

The following table sets forth certain summary information concerning the compensation paid to the Company’s chief executive officer, chief financial officer and the other three most highly compensated executive officers of the Company for the fiscal year ending December 31, 2006 (collectively, the “Named Executives”). Information is provided on an accrual basis for the fiscal year shown in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) [1]	Stock Awards ($) [2]	Non-Equity Incentive Plan Compensation ($) [3]	All Other Compensation ($) [4]	Total ($)
Glenn W. Anderson (President and Chief Executive Officer)	2006	340,000	0	353,243	152,006	31,235	876,484
Daniel J. Coots (Senior Vice President and Chief Financial Officer)	2006	160,130	25,000	39,818	0	19,635	244,583
Robert W. Stallings (Executive Chairman)	2006	300,000	0	0	392,014	14,462	706,476
James R. Reis (Executive Vice President)	2006	200,000	0	0	190,981	13,640	404,621
Richard M. Buxton (Senior Vice President, Corporate Affairs)	2006	173,750	25,000	39,818	0	6,263	244,831

1 Amounts paid in April 2007 pursuant to discretionary bonuses for 2006.

2 Amounts shown represent the dollar value of (i) shares of Common Stock based on 2006 performance pursuant to the 2005 Plan (Mr. Anderson – 33,933 shares; Mr. Coots – 6,107 shares; Mr. Buxton – 6,107 shares), and (ii) 20,000 shares of restricted stock awarded to Mr. Anderson in 2005 that vested in 2006. Such amounts equal the dollar amounts recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R; see Note 13 to the Consolidated Financial Statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2006.

3 Amounts shown are contractual bonuses paid to Messrs. Stallings, Anderson and Reis in accordance with employment agreements and equal 5%, 2% and 2 ½ %, respectively, of the Company’s 2006 net income before interest and taxes, as defined in such agreements.

4 For all of the Named Executive Officers, this column includes the Company’s matching contribution under its 401(k) Plan. Amounts shown in this column also include perquisites with a total value of less than $10,000 with respect to Messrs. Stallings and Reis and zero with respect to Mr. Buxton, and in the following amounts with respect to Mr. Anderson ($23,761, including premiums for dependent medical, dental and vision insurance, life insurance premiums, travel reward programs and a car allowance); and Mr. Coots ($13,781, consisting of premiums for dependent medical, dental and vision insurance).

Grants of Plan-Based Awards

No grants of Plan-Based Awards were made to any of the Named Executive Officers in 2006 and, accordingly, the table that would show such grants is omitted.

Discussion of Summary Compensation Table

Messrs. Stallings, Anderson and Reis are compensated pursuant to written employment agreements and, in Mr. Anderson’s case, a Restricted Stock Agreement and a Change in Control Agreement. All of such agreements were entered into in 2005, except that the initial employment and change in control agreements with Mr. Anderson, entered into at the time he joined the Company as President and Chief Executive Officer in 1998, were amended as part of the Recapitalization. The terms of the agreements with Messrs. Stallings and Reis are each three years, and the term of the agreement with Mr. Anderson is four years. In each case, the term is automatically extended by an additional year on the same terms and conditions on each anniversary of the effective date (so that, as of each anniversary of the effective date, the term of the applicable agreement remains three years, in the case of Messrs. Stallings and Reis, or four years, in the case of Mr. Anderson), unless either party to the applicable agreement gives notice of an intention not to extend the term.

Stallings Employment Agreement. The employment agreement between the Company and Mr. Stallings provides, among other things, the following:

•                                          Mr. Stallings` serves as executive Chairman of the Board and receives an annual base salary of $300,000.

•                                          His annual bonus is equal to 5% of the Company’s earnings before interest and taxes, as defined in the agreement.

Anderson Employment Agreement. As amended in the Recapitalization, the employment agreement between the Company and Mr. Anderson provides, among other things, the following:

•                                          Mr. Anderson serves as the Company’s President and Chief Executive Officer and receives an annual base salary of $340,000.

•                                          The Company issued 50,000 shares of Common Stock to Mr. Anderson in 2005, which shares are fully vested and not subject to forfeiture.

•                                          The Company entered into a restricted stock agreement with Mr. Anderson pursuant to which he was issued an additional 100,000 shares of restricted Common Stock that would vest and cease to be subject to forfeiture conditions as to 20,000 shares on each anniversary of the date of grant for five years.

•                                          Mr. Anderson’s annual bonus is equal to 2% of earnings before interest and taxes, as defined in the agreement.

Mr. Anderson and the Company also agreed to a revised change in control agreement to replace an agreement entered into when Mr. Anderson joined the Company in 1998. See “Potential Payments upon Termination or Change in Control.”

Reis Employment Agreement. The employment agreement between the Company and Mr. Reis provides, among other things, the following:

•                                          Mr. Reis serves as Executive Vice President of the Company and receives an annual base salary of $200,000.

•                                          Mr. Reis’ annual bonus is equal to 2.5% of earnings before interest and taxes, as defined in the agreement.

The employment agreements with Messrs. Stallings, Anderson and Reis each contain provisions that would result in additional payments to them in the event of termination of employment with the Company; see “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL.”

Messrs. Coots and Buxton are not subject to employment agreements; their compensation is generally subject to adjustment annually. They have served as executive officers of the Company for more than five years.

2005 Plan. Pursuant to the 2005 Plan, Messrs. Anderson, Coots and Buxton, as well as nine other executives of the Company, received grants of restricted stock units. Messrs. Anderson, Coots and Buxton received grants of restricted stock units in 2005, and the number of outstanding units held by each of them is reflected in the table below entitled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2006” (the “Outstanding Equity Awards Table”). The restricted stock units provide the contractual right to receive shares of Common Stock in the future if conditions specified in the awards, which are based on performance goals set forth in the 2005 Plan and were selected for each award by the Compensation Committee at the time the award was made, are satisfied. Awards pursuant to each of the existing grants to Named Executive Officers are subject to two performance goals, one relating to earnings and the other relating to growth in premiums.

All of the outstanding restricted stock units to Named Executive Officers that were awarded by the Compensation Committee in 2005 have the potential to be earned over the five year performance period that began in 2005 and continues through 2009. Each of the performance goals entails three levels of performance: threshold, the minimum level at which any shares of Common Stock may be earned; target, a higher level that corresponds to significantly greater performance; and maximum, a level significantly higher than target at which the maximum number of shares for each performance goal could be earned. If an executive achieves a level of performance above threshold but below maximum with respect to a performance goal during a performance period, then the number of shares earned is determined based on a sliding scale.

For each performance goal separately, units which are not earned in one year may be carried over and earned in subsequent years through 2009, but only upon achievement based on either (i) the sum of the total actual performance with respect to the specific performance goal from 2005 through the current year of performance, or (ii) the level of performance in 2009 alone with respect to the specific performance goal. Any units granted in 2005 which have not been earned with respect to either performance goal as of the time that financial results for fiscal year 2009 are determined will expire and be of no further value.

Previous Incentive Plans. Prior to 2005, the Company had adopted two plans pursuant to which options on common stock were awarded to executives and directors – the 1995 Plan and the 1998 Plan. No options have been granted under either plan since 2000 and, in connection with the adoption of the 2005 Plan, the Compensation Committee stated that it did not intend to make any additional awards under the earlier plans. Some options previously granted under the two plans remain outstanding, with exercise prices substantially above recent market prices for the Company’s Common Stock. Additional information regarding outstanding options held by Named Executive Officers appears in the table entitled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2006.”

Outstanding Equity Awards

The following table shows the number of shares of Common Stock covered by outstanding options and unvested restricted stock units held by the Named Executive Officers on December 31, 2006.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR-END DECEMBER 31, 2006

Name	Number of Securities Underlying Unexercised Options Exercisable (#) [1]	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [3]

Anderson	12,500 45,000	22.00 22.75	3/2/10 3/19/10	283,101	1,708,423

Coots	3,750	22.00	3/2/10	50,959	307,514

Stallings	0			0	0

Reis	0			0	0

Buxton	4,750	22.00	3/2/10	50,959	307,514

1 All of the outstanding options shown in this column are exercisable.

2 All units shown in this column are restricted stock units granted pursuant to the 2005 Plan originally had the potential to vest over five years, based on performance in 2005-2009. Vesting is determined by the achievement of performance goals related to earnings and growth in premiums. Additional information regarding the restricted stock units appears above under the caption “2005 Plan.”

3 Amounts shown in this column are calculated based on the closing price of Common Stock as of December 31, 2006, and the numbers of shares that would be earned assuming the achievement in each of 2007, 2008 and 2009 of (i) the maximum level of performance applicable to the goal related to growth of premiums for all plan participants, and (ii) the threshold level of performance applicable to the performance goal related to earnings for all plan participants. These levels are presented because in 2006 each of Messrs. Anderson, Coots and Buxton earned units based on achievement of a level higher than the target level but below maximum with respect to the goal relating to growth of premiums, but they did not earn any units with respect to the goal related to earnings, because the Company’s 2006 earnings were below the threshold level at which any units could be earned.

Actual results may vary significantly from the amounts shown in this column, depending on future value of Common Stock and whether applicable performance goals are met or exceeded in 2007, 2008 and 2009 or on a cumulative basis for the five year vesting period applicable to restricted stock units.

The following table is a summary of the numbers of restricted stock units that vested pursuant to the 2005 Plan with respect to each of the Named Executive Officers, based on 2006 performance. No stock options were exercised in 2006.

OPTION EXERCISES AND STOCK VESTED

FISCAL YEAR ENDED DECEMBER 31, 2006

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($) [2]

Anderson	0	0	53,933	416,200
Coots	0	0	6,107	40,856
Stallings	0	0	0	0
Reis	0	0	0	0
Buxton	0	0	6,107	40,856

1 This column includes (i) the number of restricted stock units that were earned in 2006 by the Named Executive Officer pursuant to the 2005 Plan and (ii) with respect to Mr. Anderson, 20,000 shares of restricted stock that vested on January 21, 2006 pursuant to a Restricted Stock Agreement entered into as part of the Recapitalization. With regard to the restricted stock units that vested in 2006, vesting was the result of partial achievement in 2006 of one of two performance goals applicable to such person; no shares vested in 2006 with respect to the other performance goal.

2 The amounts shown in this column represent the dollar value of the shares shown in the preceding column multiplied by the closing price of Common Stock on the relevant vesting dates: $9.46 on January 21, 2006 for the restricted stock and $6.69 on April 2, 2007 for the restricted stock units.

Potential Payments upon Termination or Change in Control

Each of the five tables below reflects the dollar amounts of compensation and other consideration (as described further below) that would be payable to the respective Named Executive Officer in the event of termination of employment or a change in control of the Company. Shown below are the amounts applicable to each Named Executive Officer upon resignation or retirement, involuntary not-for-cause termination, termination for cause, occurrence of a change in control, separation following a change in control, and in the event of permanent disability or death. The amounts shown assume that the applicable event was effective as of December 31, 2006. The amounts include compensation earned through the assumed effective date and in certain cases the continuation of expected payments under terms of existing agreements. These are estimates of the amounts which would be paid out to the executives in conjunction with separation. The actual amounts that would be paid out would only be determinable at the time of any separation from the Company. Not included are any potential amounts that relate to plans, agreements or arrangements that are available generally to eligible salaried employees, such as Company-paid disability insurance and term life insurance.

The Company does not offer or provide any defined benefit retirement plan or retirement medical benefits. All employees are eligible to participate in the Company’s defined contribution 401(k) Plan.

Unless otherwise indicated, the amounts would be paid in lump sums in accordance with the terms of applicable agreements or Company policy at the time of separation.

Glenn W. Anderson

	Resignation or Retirement	Not-for- Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Employment agreement	152,000	152,000	0	0	152,000	0
Restricted stock/restricted stock units	0	420,000	0	3,156,000	0	420,000
Life insurance benefits per written employment agreement	0	0	0	0	0	1,000,000
Cash severance per employment agreement [1]	0	1,530,000	0	0	680,000 1,530,000	0
Accrued vacation pay per company policy	52,000	52,000	52,000	0	52,000	52,000

1 Of the cash severance amounts shown in the column entitled “Separation after Change in Control,” the first amount would be payable if separation results from resignation “for good reason,” and the second amount would be payable in the event of termination without cause.

Daniel J. Coots

	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Restricted stock/restricted stock units	0	49,000	0	454,000	0	49,000
Cash severance per written agreement	0	160,000	0	0	240,000	0
Accrued vacation pay per company policy	25,000	25,000	25,000	0	25,000	25,000

Robert W. Stallings

	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Employment agreement	392,000	392,000	0	0	392,000	392,000
Cash Severance per employment agreement [1]	0	692,000	0	0	0	572,000 392,000
Accrued vacation pay per company policy	45,000	45,000	45,000	0	45,000	45,000

1 Cash Severance is paid evenly over the 12 months following separation. Of the payment amounts shown in the column “Disability or Death,” the first amount would be payable in the case of disability and is net of long-term disability insurance payments paid during the 12 months following separation, and the second amount would be payable in the case of death and is net of term life insurance proceeds.

James R. Reis

	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Employment agreement	191,000	191,000	0	0	191,000	191,000
Cash Severance per employment agreement [1]	0	391,000	0	0	0	271,000 191,000
Accrued vacation pay per company policy	30,000	30,000	30,000	0	30,000	30,000

1 Cash Severance is paid evenly over the 12 months following separation. Of the payment amounts shown in the column “Disability or Death,” the first amount would be payable in the case of disability and is net of long-term disability insurance payments paid during the 12 months following separation, and the second amount would be payable in the case of death and is net of term life insurance proceeds.

Richard M. Buxton

	Resignation or Retirement	Not-for-Cause Termination	Termination For Cause	Change in Control	Separation after Change in Control	Disability or Death
Basis of Obligation
Restricted stock/restricted stock units	0	49,000	0	454,000	0	49,000
Cash Severance per written Agreement	0	175,000	0	0	263,000	0
Accrued vacation pay per company policy	27,000	27,000	27,000	0	27,000	27,000

All of the Named Executive Officers are parties to agreements with the Company which provide in certain circumstances for compensation upon the occurrence of certain types of separation of employment and/or in the event of a change in control of the Company. The general terms of employment agreements with Messrs. Stallings, Anderson and Reis are discussed above under the caption “Discussion of Summary Compensation Table.” Mr. Anderson is also party to a restricted stock agreement, Messrs. Anderson, Coots and Buxton are parties to change in control agreements providing for certain compensation in the event that there is a change in control of the Company, and Messrs. Coots and Buxton are parties to severance agreements providing for the payment of compensation in certain circumstances following a separation of employment.

Employment Agreements. The employment agreements with Messrs. Stallings and Reis permit termination for cause, as defined in the agreements, in which case they would receive accrued salary through the date of termination but no other compensation. In the event of termination without cause, they would be entitled to an amount equal to the sum of (i) accrued salary through the date of termination, and (ii) severance compensation equal to the sum of (a) the amount of bonus paid or owed with respect to the year preceding the year of termination, plus (b) an amount equal to annual base salary at the highest rate in effect immediately prior to termination. Any severance compensation would be paid in semi-monthly installments for a period of twelve months following termination upon execution of a release in the form attached to the employment agreements. These agreements provide for severance payments in the case termination as a result of a permanent disability as defined in the agreements. The payments would equal the severance compensation described above reduced by any payments of long term disability insurance during the twelve month period. Additionally, under these agreements in the case of termination as a result of death, the above-described severance compensation would be paid less the amount of any death benefit payments to the individual’s beneficiaries in respect of any life insurance policy of the executive paid for by the Company.

The employment agreement with Mr. Anderson permits termination for cause, as defined therein, in which case Mr. Anderson would receive accrued salary through the date of termination but no other compensation. In the event of termination without cause, Mr. Anderson would be entitled to an amount equal to the greater of (i) 36 multiplied by 150% of his then current monthly base salary, or (ii) the amount to which he would be entitled under his change in control agreement with the Company (described below). The agreement with Mr. Anderson provides that the Company pay for a term life insurance policy in the face amount of $1,000,000. Mr. Anderson is deemed the owner of the policy and has the right to designate the beneficiary.

Change in Control Agreements. The change in control agreements between the Company and Messrs. Anderson, Coots and Buxton provide for the payment of benefits if the executive is actually or “constructively” terminated following a change in control of the Company. Generally, no benefits are payable if the executive terminates his own employment other than for “good reason” or is terminated for cause. No benefits beyond those otherwise provided by the Company are provided if an executive’s employment terminates by reason of death, disability or retirement.

If, within two years following a change in control, an executive is terminated by the Company for reasons other than cause, or if the executive terminates employment for “good reason,” the executive is to be paid a lump sum cash payment. In the case of Mr. Anderson, the lump sum cash payment would be in an amount equal to two times his base salary (unless, in the event of termination without cause, he would be entitled to a greater amount pursuant to his employment agreement, as discussed above). Under the terms of the employment agreement with Mr. Anderson, if he is terminated without cause, he would be entitled to the greater of (i) the amount he would be entitled to upon such termination under the employment agreement in the absence of a change in control, or (ii) the amount called for by the change in control agreement. In the case of Messrs. Coots and Buxton, the lump sum cash payment would be in an amount equal to 150% of the executive’s base salary. In the event any of such payments would not be deductible, in whole or in part, by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payment would be reduced to the extent necessary to make the entire payment deductible.

For the purposes of the change in control agreements with Messrs. Anderson, Coots and Buxton, a change in control generally would be deemed to occur, subject to various exceptions set forth in the agreements,

(i)                                  if any person (other than excepted parties) acquires a majority of the then outstanding Common Stock;

(ii)                               if a majority of the directors are replaced within a two year period, other than in specified circumstances;

(iii)                            upon consummation of a merger of the Company or a consolidation or share exchange, the voting securities of the Company outstanding immediately before the transaction continue to represent at least a majority of the combined voting power of the Company or the surviving entity of the transaction outstanding immediately after the transaction; or

(iv)                           upon approval by the Company’s shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets other than in the usual and regular course of business.

The restricted stock agreement between the Company and Mr. Anderson provides that any unvested shares of restricted stock would become vested automatically upon the occurrence of a change in control as defined in the change in control agreement to which Mr. Anderson is a party.

Severance Agreements. Messrs. Coots and Buxton are each a party to an executive severance agreement with the Company. These agreements provide generally that the Company will pay, upon termination of employment without cause or by the executive with good reason during the term of the agreement, a lump sum severance amount equal to the executive’s base annual salary as of the date that his employment with the Company ends. The executive severance agreements do not supersede the change in control agreements.

Accelerated Vesting Under 2005 Plan – Change in Control. Any unvested restricted stock units or shares of restricted stock issued pursuant to the 2005 Plan would fully vest upon the occurrence of a change in control of the Company, which is defined differently in the 2005 Plan than the definition summarized above with respect to change in control agreements. Under the 2005 Plan, a change in control would be deemed to occur if either (i) a person not including GMSP or Messrs. Goff, Stallings or Reis or their affiliates or associates were to become the beneficial owner of a majority of the outstanding Common Stock, or (ii) the Company were to cease to be engaged, directly or indirectly, in the insurance business (as defined in the 2005 Plan).

Compensation of Directors

The following table is a summary of the dollar value of the total annual compensation attributable to each non-employee director of the Company. Messrs. Stallings and Anderson do not receive any additional compensation for their service on the Board.

DIRECTOR COMPENSATION

FISCAL YEAR ENDED DECEMBER 31, 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	All Other Compensation ($)	Total ($)

Robert J. Boulware	47,000	36,508	0	83,508
John C. Goff	38,000	36,508	0	74,508
Joel C. Puckett	67,750	36,508	0	104,258
Sam Rosen	43,500	36,508	0	80,008
Harden H. Wiedemann	45,500	36,508	0	82,008
John H. Williams	54,250	36,508	0	90,758

1 All stock awards shown in the table reflect vesting of 4,250 shares of  restricted stock awarded in 2006 pursuant to the 2005 Plan. The amounts shown represent the dollar value of shares vested in January 2007. Such amounts equal the dollar amounts recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R; see Note 13 to the Consolidated Financial Statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2006.

In 2006, each director of the Company who was not a full time employee of the Company received a quarterly retainer and a meeting fee for each in person meeting, plus expenses incurred in attending meetings of the Board. Each such director received a $24,000 annual retainer, paid quarterly, and $2,000 per scheduled meeting attended. Directors who chair the Audit, Compensation and Corporate Governance committees were paid annual retainers of $8,000, $3,000 and $3,000, respectively, paid quarterly. In addition, Mr. Puckett was paid a fee of $5,000 in connection with additional work on behalf of the Corporate Governance Committee in connection with a special project. Committee members were paid $500 per scheduled meeting attended.

Non-employee directors have periodically been granted and hold stock options granted under the 1995 Plan and the 1998 Plan. See “Security Ownership of Certain Beneficial Owners and Management”

for information regarding deemed beneficial ownership of shares related to outstanding options as of the Record Date. None of such options were exercised in 2006.

Responsibility of the Compensation Committee

The function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation matters described in the committee’s charter. This responsibility includes determining the annual compensation and benefits of the Company’s executive officers.

As discussed under “COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee determined the elements of compensation earned by all of the Named Executive Officers in 2006. Because significant aspects of such compensation, including all of the compensation of Messrs. Stallings, Anderson and Reis and all of the outstanding grants of restricted stock units pursuant to the 2005 Plan had been established in 2005 (see “COMPENSATION DISCUSSION AND ANALYSIS – Overview”), the role of the Compensation Committee with regard to executive officer compensation in 2006 consisted primarily of (i) determining the salary and bonus of the other two Named Executive Officers (Messrs. Buxton and Coots) and (ii) confirming the contractual bonuses of Messrs. Stallings, Anderson and Reis and certifying the restricted stock unit vesting determinations applicable to executive officers under the 2005 Plan. The Compensation Committee also adopted technical modifications to the methodology used to calculate vesting, which have the effects of (i) making it somewhat more difficult for grantees to reach each award level under the performance goal relating to earnings in 2006 and each subsequent year of the five-year vesting period applicable to all outstanding restricted stock units, and (ii) making it possible for each grantee (including the Named Executive Officers who have outstanding restricted stock units) to achieve vesting of unvested units from prior years in 2009 (the final year in which units can vest) based on 2009 performance.

Mr. Anderson initially prepared recommendations relating to the compensation of Messrs. Buxton and Coots, based on his analysis of their performance in 2006, the Company’s performance, and other relevant considerations. He then consulted with Mr. Stallings and provided recommendations to the Compensation Committee. The Compensation Committee reviewed these recommendations, satisfied itself regarding the recommended elements of compensation, and approved the recommendations.

Determinations regarding the compensation of all executive officers are made by the Committee based on recommendations of Mr. Anderson, in consultation with Mr. Stallings. Compensation of executives who are not among the Company’s executive officers is determined by Mr. Anderson after consultation with Mr. Stallings

The Compensation Committee also makes recommendations to the Board regarding compensation of members of the Board, including cash compensation and the award of restricted stock to non-management directors. The Board has final responsibility with respect to decisions affecting compensation of directors.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board.

Compensation Committee Report

The Compensation Committee reviewed the Compensation Discussion and Analysis and discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

John H. Williams, Chairman

Robert J. Boulware

Sam Rosen

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Section 16(a) reports filed pursuant to events occurring in 2006 furnished to it, the Company believes the persons who were required to file Section 16(a) reports in respect to their Section 16(a) ownership of Common Stock have filed on a timely basis all Section 16(a) reports required to be filed by them, except that the reports of each of the directors and executive officers filed a Form 4 to report the purchase of shares in the Company’s rights offering in November, 2006 was two days late, due to a misunderstanding as to the due date of such filings.

Transactions with Related Persons

Sponsorship – Bob Stallings Racing

Since 2005 the Company has been the primary sponsor of a Daytona Prototype Series auto racing team pursuant to a series of sponsorship agreements with Stallings Capital Group Consultants, Ltd. dba Bob Stallings Racing (“Stallings Racing,” formerly known as “Blackhawk Motorsports”). In connection with this sponsorship, the Company receives various benefits customary for sponsors of Daytona Prototype Series racing teams, including rights relating to signage on team equipment and access for customers and agents to certain race facilities. The Company uses this sponsorship to build brand awareness and advance the Company’s distribution strategies.

On February 28, 2006 the Company entered into a Sponsorship Agreement with Bob Stallings Racing, continuing the Company’s role as the primary sponsor through December 31, 2006. The 2006 agreement provided for benefits comparable to those provided in 2005, in consideration of the payment by the Company of a sponsorship fee of $1 million (compared with a fee of $440,000 for the 2005 racing season). The 2006 agreement became effective February 1, 2006, and the sponsorship fee was paid in 10 equal monthly installments of $100,000, beginning March 1, 2006.

On December 15, 2006 the Company entered into a Sponsorship Agreement for the 2007 racing season. The current agreement provides for the payment by the Company of a sponsorship fee of $1.5 million is effective through December 31, 2007. The 2007 sponsorship fee is payable in equal monthly installments of $125,000.

Stallings Racing is owned and controlled by Mr. Stallings. The Corporate Governance Committee authorized the current sponsorship agreement. In authorizing the agreement, the Corporate Governance Committee considered Mr. Stallings’ role and concluded that, under the circumstances, the sponsorship agreement is fair to, and in the best interests of, the Company. It contains provisions protecting the

Company’s interests, including a termination provision that permits the Company unilaterally to terminate the agreement at any time and thereby cease making installment payments of the sponsorship fee.

Office Lease with Crescent Real Estate Funding VIII, L.P.

Since 2005 the Company has leased its current office space at 3333 Lee Parkway in Dallas, Texas from Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership (“Crescent Funding”). The lease is for a term of ten years, and the Company has the option of terminating the Lease at the end of the fifth year of the term subject to payment of a penalty. Pursuant to the lease (amended as described below), the Company is renting approximately 52,000 square feet of office space in the building, where the Company maintains its executive offices and all of its Texas operations, including some operations relocated from its offices in Miami, Florida.

The general partner of Crescent Funding is CRE Management VIII, L. P., a Delaware limited liability company, of which Crescent Real Estate Equities, Ltd., a Delaware corporation (“Crescent”), is the Manager. Crescent is also the owner of the building. Two of the directors of the Company, Messrs. Goff and Stallings, are members of the Board of Managers of Crescent, and Mr. Goff is also the Chief Executive Officer and Vice Chairman of the Board of Managers of Crescent. As of March 31, 2007, Messrs. Goff and Stallings were the beneficial owners of 4,842,099 and 85,300 Common Shares, respectively, of Crescent. The Company’s executive offices were previously located at 1445 Ross Avenue, Suite 5300, Dallas, Texas, in office space leased from a limited partnership managed by Crescent.

Five amendments have been made to the Lease, most recently in February, 2007, as a result of which the Company has expanded the amount of space occupied to accommodate growth. The current annual cost for base rental is approximately $972,000 for the space under lease, including the full annual cost related to additional space which the Company expects to occupy beginning in May, 2007. The Company has the right to terminate the lease in 2010 subject to payment of certain early termination penalties. The Company also has the right to extend the lease at then-applicable market rates for two successive five year periods commencing upon the expiration of the original term.

The Lease was initially approved by the members of the Company’s Board of Directors other than Messrs. Stallings and Goff, who did not vote, and the amendments were each approved by the Corporate Governance Committee.

Redemption of Series A Preferred Stock

On March 14, 2006 the Company redeemed all of the outstanding Series A Preferred Stock held by GMSP. These shares were redeemed at the redemption value of $18.1 million plus accrued dividends through the date of redemption of approximately $360,000 out of proceeds of the issuance of capital securities by a newly-formed and wholly-owned subsidiary of the Company. Mr. Goff did not participate in the authorization of the issuance of the capital securities or the decision to redeem the Series A Preferred Stock.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE EIGHT PERSONS NOMINATED BY MANAGEMENT.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

As described more fully in the charter of the Audit Committee, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting, financial reporting and related functions described therein. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“GAAS”).

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Company’s independent registered public accounting firm is ultimately responsible to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, oversee and replace the independent registered public accounting firm (or to nominate an independent registered public accounting firm to be proposed for shareholder approval in any proxy statement), including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee has the further authority and responsibility to review the fees charged by the independent registered public accounting firm, the scope of its engagement and proposed audit approach, and to recommend such review or auditing steps as the Audit Committee may consider desirable.

KPMG acted as the Company’s independent registered public accounting firm with respect to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee discusses with KPMG the results of its audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and KPMG presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact on the Company or are the subject of discussions between management and KPMG. The Audit Committee meets with KPMG with management present and in separate, regularly scheduled executive sessions with KPMG and with only the members of the Committee, the Company’s counsel and any other independent directors who desire to attend present. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. The Chairman of the Audit Committee is designated in the Company’s codes of conduct as a person to whom violations thereof, and “whistleblower” complaints regarding accounting, internal controls or auditing matters, may be reported.

Pursuant to the Audit Committee Charter, the Audit Committee reviewed and discussed with management and KPMG the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K Report for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission and the opinion of KPMG dated April 2, 2007, based on KPMG’s audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), that these consolidated financial statements present fairly, in all material respects, the consolidated balance sheets of the Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U. S.

generally accepted accounting principles. The Audit Committee has discussed with management and KPMG any significant changes to the Company’s accounting principles, the quality of accounting principles and estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by KPMG in accordance with Statement of Auditing Standards No. 61.

The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1 and has reviewed and confirmed the independence of KPMG as independent auditor by requiring that KPMG submit to the Audit Committee a formal written statement delineating all relationships between KPMG and the Company, and has engaged in a dialogue with KPMG with respect to any disclosed relationships or services that may impact KPMG’s objectivity and independence. Based in part on the foregoing, following the Audit Committee’s discussions with management and KPMG, the Audit Committee authorized the inclusion of the financial statements as of and for the years ended December 31, 2006 audited by KPMG in the Company’s Annual Report on Form 10-K.

The Board previously determined that none of the members of the Audit Committee is an “audit committee financial expert” as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002, but that Audit Committee member Joel C. Puckett has attributes and experience that make it unnecessary for the Company to recruit an “audit committee financial expert” for the Board and Audit Committee. Mr. Puckett graduated with distinction from the University of Minnesota in 1965 with a degree in accounting and is a certified public accountant. After college, he worked for Arthur Andersen & Company for eight years and thereafter maintained his own public accounting practice; in these capacities his accounting experience relates primarily to tax and financial planning matters. In addition, Mr. Puckett was for a number of years the managing partner of a private venture capital fund and in that capacity sought investment opportunities, reviewed business plans and made investment decisions. He currently serves on the boards of directors of a bank and a bank holding company, neither of which is publicly held.

Joel C. Puckett, Chairman

Harden H. Wiedemann

John H. Williams

KPMG as Auditor

KPMG or its predecessor has served as the Company’s independent registered public accounting firm since 1984. The Company has been advised that KPMG has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as independent registered public accounting firm. Neither the Company nor any officer, director, or associate of the Company has any interest in KPMG.

The Company entered into an engagement letter with KPMG regarding the terms of its services as independent registered public accounting firm in connection with the audit of the 2006 financial statements. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Representatives of KPMG attend some meetings of the Audit Committee of the Board. The Audit Committee reviews audit and non-audit services performed by KPMG as well as the fees charged by KPMG for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

A representative of KPMG will be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided KPMG for fiscal years 2006 and 2005.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005

Audit Fees	$ 751,984	$ 521,616

Audit-Related fees (1)	82,178	115,783
Audit and Audit-Related fees	$ 834,162	$637,399

Tax fees (2)	66,300	15,800

All other fees	0	0
Total fees	$ 900,462	$ 653,199

(1)                                  Audit related fees of KPMG for the years ended December 31, 2006 and 2005 consisted of fees for statutory audit of insurance companies and services related to disclosure documents prepared by the Company.

(2)                                  Tax fees of KPMG for the years ended December 31, 2006 and 2005 consisted of fees for tax consultation and tax compliance services.

Pre-Approval Policies of Audit Committee

The Audit Committee Charter provides that any engagement of KPMG or any other independent auditor to render audit or non-audit services to the Company must be pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant pre-approvals of audit and non-audit services in cases where the fees for the engagement do not exceed $10,000. This pre-approval delegation does not apply to engagements for work in respect of the Company’s internal controls. During 2005, all services rendered to the Company by KPMG were pre-approved by either the Audit Committee or its Chairman acting within the scope of his delegated authority.

ACTION TO BE TAKEN UNDER THE PROXY

The accompanying proxy will be voted “FOR” the election of the eight persons recommended by the Board and named under “ELECTION OF DIRECTORS” as nominees for director of the Company unless the proxy is marked in such a manner as to withhold the authority to do so. It will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof. The Board knows of no matters, other than the election of directors, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also vote to adjourn the Meeting from time to time, if in their judgment it is deemed to be advisable.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2008 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on or before December 19, 2007. However, if the date of the 2008 annual meeting of shareholders changes by more than 30 days from the date of the 2007 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

If a proposal is submitted for action at the 2008 annual meeting other than by the process provided by Rule 14a-8, the shareholder proposal must meet the requirements of Section 2.12 of the Bylaws of the Company. Section 2.12 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, that if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a shareholder’s notice to the Company must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

ANNUAL REPORTS

Form 10-K

The Company will furnish to each person whose proxy is being solicited, upon written request of any such person, and without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Such report was filed with the SEC on April 2, 2007. Requests for copies of such report should be directed to GAINSCO, INC. Investor Relations, P. O. Box 199023, Dallas, Texas 75219-9023, telephone (972) 629-4400. This Report, as well as the Company’s other filings with the SEC, may be read and copied at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1.800.SEC.0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

Annual Report to Shareholders

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2006 is being mailed concurrently with the mailing of this Proxy Statement. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated. You may also vote your shares by using the internet or telephone in accordance with the instructions contained on the enclosed form of Proxy.

  FOLD AND DETACH HERE

GAINSCO, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2007

The undersigned hereby appoints Robert W. Stallings, Joel C. Puckett and Glenn W. Anderson, and each of them, proxies with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the annual meeting of the shareholders of GAINSCO, INC. to be held on May 10, 2007 at 9:00 a.m. (Dallas Time), on the 1st Floor, 3333 Lee Parkway, Dallas, Texas 75219, or at any adjournment thereof, hereby revoking any proxy heretofore given.  In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

(USE ONLY FOR CHANGE OF ADDRESS)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

The members of the Board of Directors unanimously recommend that the Shareholders vote FOR the proposal to elect a Board of Directors consisting of eight persons.

The undersigned hereby acknowledges receipt of the Notice of the aforesaid Annual Meeting.

(Continued and to be signed on reverse side)

(	VOTE BY TELEPHONE OR INTERNET QUICK *** EASY *** IMMEDIATE

GAINSCO, INC.

■             You can now vote your shares electronically through the Internet or the telephone.

■             This eliminates the need to return the proxy card.

■             Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card available when you access the above website.  You will be prompted to enter the company number, proxy number and account number to create an electronic ballot.  Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-866-894-0537

Use any touch-tone telephone to vote your proxy.  Have your proxy card available when you call.  You will be prompted to enter the company number, proxy number and account number.  Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED

ELECTRONICALLY

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, AND IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR ITEM 1.		Please mark your votes like this

	FOR	WITHHELD

1. To elect a Board of Directors consisting of eight persons.

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name below)

01 Glenn W. Anderson, 02 Robert J. Boulware, 03 John C. Goff, 04 Joel C. Puckett, 05 Sam Rosen, 06 Robert W. Stallings, 07 Harden H. Wiedemann and 08 John H. Williams.

Change of Address

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.